Exhibit 99.9

Trading Data

Name	Trade Date	Buy/Sell/ Exercise	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Pershing Square, L.P.*	January 2, 2015	Buy	204,526	$43.03	N/A	$8,800,754	Common Stock	N/A
Pershing Square II, L.P.**	January 2, 2015	Buy	191,296	$37.36	N/A	$7,147,695	Common Stock	N/A
Pershing Square II, L.P.***	January 2, 2015	Buy	62,203	$37.53	N/A	$2,334,666	Common Stock	N/A
Pershing Square II, L.P.*	January 2, 2015	Buy	17,740	$43.52	N/A	$772,034	Common Stock	N/A
Pershing Square International, Ltd.*	January 2, 2015	Sell	613,079	$43.03	N/A	$26,380,789	Common Stock	N/A
Pershing Square Holdings, Ltd.*	January 2, 2015	Buy	408,553	$43.03	N/A	$17,580,036	Common Stock	N/A
Pershing Square Holdings, Ltd.*	January 2, 2015	Sell	17,740	$43.49	N/A	$771,527	Common Stock	N/A

*	This row covers ordinary course rebalancing transactions in which the Pershing Square Funds purchased and sold Subject Shares among themselves or with the market. All of these rebalancing transactions were effected on the same day and none resulted in a change in the aggregate number of Subject Shares beneficially owned by the Reporting Persons.
**	This row covers early settlement of multiple forward purchase contracts at an average forward purchase price indicated in the Unit Cost column.
***	This row covers early settlement of multiple delayed settlement puts at an average strike price indicated in the Unit Cost column.